Exhibit 99.1

Tri-State 1st Banc, Inc.

16924 St. Clair Avenue

East Liverpool, Ohio 43920

(330) 385-9200

November 23, 2004

NEWS RELEASE
For Immediate Release

Tri-State 1st Banc Reports Fourth Quarter Dividends

East Liverpool, OH – The Board of Directors of Tri-State 1st Banc, Inc. (NASDAQ “TSEO”), the parent company of 1st National Community Bank and Gateminder Corporation, declared a cash dividend payable to its shareholders in the amount of $0.10 per share. The dividend was declared at a meeting of the Directors on November 19, 2004. The dividend is payable on December 20, 2004 to shareholders of record on December 1, 2004.

Cash dividends declared for the year 2004 totaled $0.38 per share, a $0.10 or 35.7% increase from total cash dividends declared in the year 2003. The dividend payment for the fourth quarter of 2003 was $0.07 per share compared to $0.10 per share in the fourth quarter of 2004, an increase of 42.9% over the year ago quarter. The increase in the dividend payment reflects the strong capital position of the Company and continued overall growth of the organization. In October of this year, the Company reported a 10.0% increase in per share net income for the nine month period ended September 30, 2004.

1st National Community Bank operates seven banking offices; five in Columbiana County, Ohio and one each in New Cumberland, West Virginia and Midland, Pennsylvania. The Bank maintains ten ATM locations for the convenience of its customers at six of its banking offices and at four off-site locations in the tri-state area. Bank customers have surcharge free use of these ten ATM machines. The Company’s non-bank subsidiary, Gateminder Corporation, is engaged in providing ATM sales, ATM repair service, and oversight of ATM operations for merchants and financial institutions.

On November 22, 2004, the banking subsidiary, 1st National Community Bank, filed an application with the Office of the Comptroller of the Currency to be granted trust powers. Upon approval the Bank will be able to offer fiduciary services to its customers including acting as Guardian, Executor of estates and Trustee for all types of Trust arrangements. Charles B. Lang will serve as the Senior Trust Officer and John C. Thompson, a founding Director, will serve as Chairman of the Trust Committee of the Bank.

The Office of the Comptroller of the Currency chartered the 1st National Community Bank on June 1, 1987 as a national banking association. There are presently 63 full-time employees of the Bank. Charles B. Lang serves as Chairman and CEO, Keith R. Clutter as COO and Kevin Anglemyer as CFO of the Bank.

Contact Person:

Kevin Anglemyer

Vice President and Chief Financial Officer

Phone: (330) 385-9200